Exhibit 23

                        INDEPENDENT ACCOUNTANTS' CONSENT

We consent to incorporation by reference in the following Registration Statements filed on Form S-8: the United National Bancorp Stock Based Incentive Plan, dated May 19, 1993; the United National Bank Profit Sharing and 401(k) Plan dated March 16, 1994; and the United National Bank 1995 Stock Option Plan for Non-Employee Directors, dated June 28, 1995 of United National Bancorp, of our report dated January 16, 1998 with respect to the consolidated balance sheets of Raritan Bancorp Inc. and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K of United National Bancorp dated April 14, 1999.


KPMG LLP

Short Hills, New Jersey
April 14, 1999